The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168049

Subject To Completion, dated November 30, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 29, 2010)

10,500,000 Common Units
Enterprise Products Partners L.P.
$      per common unit

We are selling 10,500,000 common units representing limited partner interests in Enterprise Products Partners L.P. Our common units are listed on the New York Stock Exchange under the symbol “EPD.” The last reported sales price of our common units on the New York Stock Exchange on November 30, 2010 was $42.08 per common unit.

Investing in our common units involves risk. See “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Enterprise Products Partners L.P. (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to 1,575,000 additional common units to cover over-allotments.

The underwriters expect to deliver the common units on or about          , 2010.

Joint Book-Running Managers

Morgan Stanley
Barclays Capital
BofA Merrill Lynch
Citi
J.P. Morgan
Wells Fargo Securities

Co-Managers

The date of this prospectus supplement is          , 2010.

Important Notice About Information in This
Prospectus Supplement and the Accompanying Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

S-i

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the common units. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should read “Risk Factors” beginning on page S-16 of this prospectus supplement and page 2 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase common units in this offering.

The information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units, unless otherwise indicated. “Our,” “we,” “us,” the “Partnership” and “Enterprise” as used in this prospectus supplement and the accompanying prospectus refer to Enterprise Products Partners L.P., its wholly owned subsidiaries, Duncan Energy Partners L.P. (NYSE: DEP) (“Duncan Energy Partners”), a publicly traded, consolidated subsidiary of Enterprise, and Enterprise’s investments in unconsolidated affiliates. References to “EPO” are intended to mean the consolidated business and operations of our primary operating subsidiary, Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.). The pro forma financial information presented in this prospectus supplement gives effect to the recent merger of Enterprise GP Holdings L.P. (“Holdings”) with a subsidiary of Enterprise as described under “Recent Developments” in this Summary section.

Enterprise Products Partners L.P.

Overview

We are a leading North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, refined products and petrochemicals. Our midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.

Our midstream energy operations include: natural gas transportation, gathering, treating, processing and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users. Our portfolio of integrated assets includes approximately: 49,100 miles of natural gas, NGL, crude oil, refined products and petrochemical pipelines; 200 million barrels (“MMBbls”) of NGL, refined products and crude oil storage capacity; 27 billion cubic feet (“Bcf”) of natural gas storage capacity; and 25 natural gas processing plants. In addition, our asset portfolio includes 19 fractionation facilities, six offshore hub platforms located in the Gulf of Mexico, a butane isomerization complex, NGL import and export terminals, and an octane enhancement facility.

For the year ended December 31, 2009 and the nine months ended September 30, 2010, we had pro forma consolidated revenues of $25.5 billion and $24.2 billion, operating income of $1.9 billion and $1.6 billion, and net income from continuing operations of $1.1 billion and $1.1 billion, respectively.

Our principal offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our telephone number is (713) 381-6500.

Our Business Segments

We have six reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services;

(v) Petrochemical & Refined Products Services; and (vi) Other Investments. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technologies employed) and products produced and/or sold. We provide midstream energy services through our subsidiaries and unconsolidated affiliates.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 16,300 miles, (iii) NGL and related product storage and terminal facilities with 163.4 MMBbls of working storage capacity and (iv) NGL fractionation facilities. This segment also includes our import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Our Onshore Natural Gas Pipelines & Services business segment includes approximately 19,600 miles of onshore natural gas pipeline systems that provide for the gathering and transportation of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. We own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana. This segment also includes our related natural gas marketing activities.

Onshore Crude Oil Pipelines & Services.  Our Onshore Crude Oil Pipelines & Services business segment includes approximately 4,400 miles of onshore crude oil pipelines and 10.5 MMBbls of above-ground storage tank capacity. This segment also includes our crude oil marketing activities.

Offshore Pipelines & Services.  Our Offshore Pipelines & Services business segment serves some of the most active drilling development regions, including deepwater production fields in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. This segment includes approximately 1,400 miles of offshore natural gas pipelines, approximately 1,000 miles of offshore crude oil pipelines and six offshore hub platforms.

Petrochemical & Refined Products Services.  Our Petrochemical & Refined Products Services business segment consists of (i) propylene fractionation plants and related activities, (ii) butane isomerization facilities, (iii) an octane enhancement facility, (iv) refined products pipelines, including our Products Pipeline System and related activities and (v) marine transportation and other services.

Other Investments.  On November 22, 2010, we completed the merger with Holdings and, as a result, our financial results include a sixth segment, Other Investments, which consists of Holdings’ noncontrolling ownership interests in Energy Transfer Equity, L.P. (“Energy Transfer Equity”), a publicly traded limited partnership (NYSE: ETE). In May 2007, Holdings acquired 38,976,090 common units of Energy Transfer Equity, which it accounts for using the equity method of accounting.

Our Strategies

We operate an integrated network of midstream energy assets. Our business strategies are to:

•	capitalize on expected increases in natural gas, NGL and crude oil production resulting from development activities in the Rocky Mountains and U.S. Gulf Coast regions, including the Haynesville Shale, Eagle Ford Shale, Barnett Shale and Gulf of Mexico producing regions;

•	capitalize on demand for natural gas, NGLs, crude oil and refined and petrochemical products;

•	maintain a diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

•	share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide the raw materials for these growth projects or purchase the projects’ end products; and

•	enhance the stability of our cash flows by investing in pipelines and other fee-based businesses.

Competitive Strengths

We believe we have the following competitive strengths:

Large-Scale, Integrated Network of Diversified Assets in Strategic Locations.  We operate an integrated network of natural gas, NGL, crude oil and refined products midstream infrastructure within the United States.

Our operations also include domestic crude oil, petrochemical and refined products pipelines, offshore platform services and marine transportation assets. Our integrated network of assets are strategically located to serve the major domestic supply basins and product storage hubs as well as international markets. We believe that our presence in these markets provides us access to natural gas, crude oil, NGL, petrochemical and refined products volumes, anticipated demand growth and business expansion opportunities.

Fee-Based Businesses and Diversified Asset Mix.  The majority of our cash flow is derived from fee-based businesses that are not directly affected by volatility in energy commodity prices. We have a diversified asset portfolio that provides operating income from a broad range of geographic areas and lines of business.

Relationships with Major Oil, Natural Gas and Petrochemical Companies.  We have long-term relationships with many of our suppliers and customers, and we believe that we will continue to benefit from these relationships. We jointly own facilities with many of our customers who either provide raw materials to, or consume the end products from, our facilities. These joint venture partners include major oil, natural gas and petrochemical companies, including BP, Chevron, ConocoPhillips, Dow Chemical, ExxonMobil, Marathon, Shell and Spectra Energy.

Large Platform for Continued Expansion.  We have strong business positions across our midstream energy platform of assets. In 2009 and 2010, we have completed approximately $2.5 billion in growth capital projects and acquisitions. These completed growth capital projects and acquisitions include: the $1.2 billion acquisition of natural gas gathering systems of which the State Line system will connect with the Haynesville Extension of our Acadian Gas System; the Sherman and Trinity River Extensions of our Texas Intrastate natural gas pipeline system serving the Barnett Shale area; an expansion of our Meeker natural gas processing plant and the construction of the Exxon central treating facility and two natural gas gathering systems serving the Piceance Basin of Northwest Colorado; the completion of our NGL fractionation IV plant at our Mont Belvieu, Texas complex; and the construction of the Shenzi crude oil pipeline in the Gulf of Mexico.

We currently have approximately $5 billion of growth capital projects under development including those to serve the expected growth in natural gas production, NGL and crude oil production from drilling in the shale plays including the Haynesville Shale in Northwest Louisiana and the Eagle Shale in South Texas.

Large, Investment Grade Partnership with Demonstrated Access to Capital.  We are the largest publicly traded energy partnership in the United States with approximately $30 billion in total assets. We have demonstrated our access to debt and equity capital during volatile periods.

Lower Long-Term Cost of Equity Capital.  Our recent acquisition of Enterprise GP Holdings L.P. (“Holdings”), the prior 100% owner of our general partner, resulted in the cancellation of our general partner’s incentive distribution rights and the simplification of our partnership structure. We believe that our new capital structure provides us with a lower long-term cost of equity capital than many of our competitors and will enable us to compete more effectively in acquiring assets and expanding our asset base.

Experienced Management Team.  Historically, we have operated most of our pipelines and our largest natural gas processing and fractionation facilities. As the leading provider of midstream energy services, we have established a reputation in the industry as a reliable and cost-effective operator. The officers of our general partner average approximately 29 years of industry experience.

Recent Developments

Merger of Enterprise GP Holdings L.P. with a Subsidiary of Enterprise

On November 22, 2010, we completed the merger of Holdings, the holder of 100% of the membership interests in our prior general partner, with and into a wholly owned subsidiary of us (the “Holdings Merger”).

At the effective time of the Holdings Merger, EPE Holdings, LLC, the former general partner of Holdings (“Holdings GP”), succeeded as our general partner, and each unit representing limited partner interests in Holdings issued and outstanding was cancelled and converted into the right to receive Enterprise common units based on an exchange rate of 1.50 Enterprise common units per Holdings unit. We issued an aggregate of 208,813,477 common units as consideration in the Holdings Merger and, immediately after the merger, cancelled 21,563,177 of our common units previously owned by Holdings.

In connection with the Holdings Merger, our partnership agreement was amended and restated to effect the cancellation of our general partner’s 2% economic general partner interest in us and the incentive distribution rights held by Holdings’ general partner. Holdings GP succeeded as our non-economic general partner and was subsequently renamed Enterprise Products Holdings LLC (“Enterprise GP”).

In connection with the Holdings Merger, DFI Delaware Holdings L.P. (“DFIDH”), an affiliate of Enterprise Products Company (“EPCO”), agreed to designate and waive its rights to quarterly distributions of “available cash” with respect to a specified number of Enterprise common units over a five-year period: 30,610,000 common units during 2011; 26,130,000 common units during 2012; 23,700,000 common units during 2013; 22,560,000 common units during 2014; and 17,690,000 common units during 2015.

For information regarding the pro forma effects of the Holdings Merger, please read the Unaudited Pro Forma Condensed Consolidated Financial Statements beginning on page F-1 of this prospectus supplement.

Organizational Structure

The following chart depicts our organizational structure as of November 29, 2010 and ownership after giving effect to this offering.

The table below shows the ownership of our common units and Class B units as of November 29, 2010 and after giving effect to this offering.

	Current Ownership		Ownership after the Offering
		Percentage		Percentage
	Units	Interest	Units	Interest

Public common units	496,687,223	59.5%	507,187,223	60.0%
EPCO common units(1)	333,762,484	40.0%	333,762,484	39.5%
EPCO Class B units(2)	4,520,431	0.5%	4,520,431	0.5%

Total	834,970,138	100.0%	845,470,138	100.0%

(1)	Includes our common units beneficially owned by the estate of Dan L. Duncan, related family trusts and other EPCO affiliates. Dan Duncan LLC, a private affiliate of EPCO that owns 100% of the membership interests in our general partner (“DDLLC”), and EPCO are each controlled by separate voting trusts. The voting trustees of each of these voting trusts consist of three voting trustees, who are currently Randa Duncan Williams, Richard H. Bachmann and Dr. Ralph S. Cunningham. Ms. Williams, Mr. Bachmann and Dr. Cunningham are also co-executors of the estate of Dan L. Duncan. Accordingly, the common units beneficially owned by DDLLC and EPCO are now controlled by each of the respective voting trusts.

Ms. Williams also has beneficial ownership in these common units to the extent of her pecuniary interest in DDLLC and EPCO.

Also includes 20,881 common units owned directly by Enterprise GP.

There are currently 30,610,000 common units subject to a distribution waiver agreement. Please read “Summary — Recent Developments — Merger of Enterprise GP Holdings L.P. with a Subsidiary of Enterprise” for a description of this agreement.

(2)	The Class B units are held by a privately held affiliate of EPCO. The Class B units are entitled to vote together with the common units as a single class on partnership matters and have the same rights and privileges as our common units, except that they are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing date of our merger with TEPPCO Partners, L.P., which occurred on October 26, 2009. The Class B units automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the TEPPCO merger.

The Offering

Common units offered	10,500,000 common units; or 12,075,000 common units if the underwriters exercise their option to purchase up to an additional 1,575,000 common units in full.

Common units and Class B units outstanding after this offering	840,949,707 common units, or 842,524,707 common units if the underwriters exercise their option to purchase up to an additional 1,575,000 common units in full, and 4,520,431 Class B units.

Use of proceeds	We expect to use the net proceeds from this offering, including any exercise of the underwriters’ over-allotment option, to temporarily reduce borrowings under our multi-year revolving credit facility. Affiliates of certain of the underwriters are lenders under our multi-year revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Use of Proceeds” and “Underwriting.”

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement.

On November 8, 2010, we paid a quarterly cash distribution with respect to the third quarter of 2010 of $0.5825 per common unit, or $2.33 per unit on an annualized basis, which represents a 5.4% increase over the $0.5525 per unit quarterly distribution with respect to the third quarter of 2009. The management of our general partner intends to recommend to our Board of Directors that our quarterly cash distribution rate with respect to the fourth quarter of 2010 be increased to $0.59 per common unit, or $2.36 per unit on an annualized basis.

Please read “Cash Distribution Policy” in the accompanying prospectus.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through December 31, 2013, you will be allocated, on a cumulative basis, an amount of federal taxable income for the taxable years 2010 through 2013 that will be less than 10% of the cash distributed with respect to that period. Please read “Material Tax Consequences” in this prospectus supplement for the basis of this estimate.

New York Stock Exchange symbol	EPD

Risk factors	Investing in our common units involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 2 of the accompanying prospectus and other information contained or incorporated by reference in this prospectus supplement before deciding to invest in our common units.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION
OF THE PARTNERSHIP AND HOLDINGS

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for the Partnership and Holdings prior to the Holdings Merger and summary unaudited pro forma financial information for the Partnership after giving effect to the Holdings Merger and related transactions. The summary historical financial data as of and for each of the years ended December 31, 2007, 2008 and 2009 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of the Partnership and Holdings, respectively. The summary historical financial data as of and for the nine month periods ended September 30, 2009 and 2010 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes of the Partnership and Holdings, respectively.

The Partnership’s consolidated balance sheets as of December 31, 2008 and 2009 and as of September 30, 2010, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2009 and the nine months ended September 30, 2010 and 2009 are incorporated by reference into this prospectus supplement from its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the period ended September 30, 2010. Holdings’ consolidated balance sheets as of December 31, 2008 and 2009 and as of September 30, 2010, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2009 and the nine months ended September 30, 2010 and 2009 are incorporated by reference into this prospectus supplement from the Partnership’s current reports on Form 8-K and 8-K/A filed on November 23, 2010.

The summary unaudited pro forma condensed consolidated financial statements of the Partnership give pro forma effect to the Holdings Merger and related transactions, which closed on November 22, 2010. Holdings will be treated as the surviving consolidated entity for accounting purposes, even though the Partnership will be the surviving consolidated entity for legal and reporting purposes. For financial accounting and reporting purposes, Holdings is considered the accounting acquiror of its noncontrolling interests in the Partnership (i.e., the Partnership’s limited partner interests that are owned by third parties and related parties other than Holdings).

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of the financial effects of the Holdings Merger and related transactions. The unaudited pro forma condensed statements of consolidated operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 assume the Holdings Merger and related transactions occurred on January 1, 2009. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the Holdings Merger and related transactions as if they occurred on September 30, 2010. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that the Partnership believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the Holdings Merger and related transactions had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity. For a complete discussion of the pro forma adjustments, please read the section titled “Index to Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this document.

The Partnership’s non-generally accepted accounting principles, or non-GAAP, financial measures of gross operating margin and Adjusted EBITDA are presented in the summary historical and pro forma financial information. Please read “— Non GAAP Financial Measures,” which provides the necessary explanations and reconciliations for the non-GAAP financial measures.

Summary Historical and Pro Forma Financial and Operating Information of the Partnership

	Partnership Consolidated Historical			Partnership Pro Forma
				For the Year Ended
	For the Year Ended December 31,			December 31,
	2007	2008	2009	2009
				(Unaudited)
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$26,713.8	$35,469.6	$25,510.9	$25,510.9
Costs and expenses	25,529.3	33,756.1	23,738.1	23,748.6
Equity in income of unconsolidated affiliates	10.5	34.9	51.2	92.3

Operating income	1,195.0	1,748.4	1,824.0	1,854.6
Other income (expense):
Interest expense	(413.0)	(540.7)	(641.8)	(687.3)
Other, net	71.7	12.2	(1.8)	(1.7)

Total other expense, net	(341.3)	(528.5)	(643.6)	(689.0)

Income before provision for income taxes	853.7	1,219.9	1,180.4	1,165.6
Provision for income taxes	(15.7)	(31.0)	(25.3)	(25.3)

Net income	838.0	1,188.9	1,155.1	1,140.3
Net income attributable to noncontrolling interests	(304.4)	(234.9)	(124.2)	(110.7)

Net income attributable to the Partnership	$533.6	$954.0	$1.030.9	$1,029.6

Earnings per unit:
Basic earnings per unit	$0.95	$1.84	$1.73	$1.60

Diluted earnings per unit	$0.95	$1.84	$1.73	$1.53

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.9475	$2.0750	$2.1950	$2.1950

Balance sheet data (at period end):
Total assets	$22,515.5	$24,211.6	$26,151.6	n/a
Total long-term debt, including current maturities	8,771.1	11,637.9	11,346.4	n/a
Total equity	9,016.5	9,295.9	10,042.3	n/a

Other financial data:
Net cash flows provided by operating activities	$1,953.6	$1,567.1	$2,377.2	n/a
Cash used in investing activities	2,871.8	3,246.9	1,546.9	n/a
Cash provided by (used in) financing activities	946.3	1,690.7	(837.1)	n/a
Distributions received from unconsolidated affiliates	87.0	80.8	86.6	n/a
Total gross operating margin(1)	1,964.4	2,609.0	2,839.8	$2,880.9
Adjusted EBITDA(1)	2,004.6	2,546.1	2,686.1	2,759.9

(1)	Unaudited. Please read “— Non-GAAP Financial Measures” beginning on page S-13 for a reconciliation of non-GAAP gross operating margin and Adjusted EBITDA to their most closely-related GAAP measures.

	Partnership Consolidated
	Historical		Partnership Pro Forma
	For the Nine Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2010	2010
			(Unaudited)
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$17,110.6	$24,155.7	$24,155.7
Costs and expenses	15,930.2	22,537.7	22,557.1
Equity in income of unconsolidated affiliates	32.0	50.2	43.2

Operating income	1,212.4	1,668.2	1,641.8
Other income (expense):
Interest expense	(472.0)	(496.9)	(529.1)
Other, net	2.2	1.8	1.8

Total other expense, net	(469.8)	(495.1)	(527.3)

Income before provision for income taxes	742.6	1,173.1	1,114.5
Provision for income taxes	(26.8)	(20.1)	(20.1)

Net income	715.8	1,153.0	1,094.4
Net income attributable to noncontrolling interests	(91.0)	(46.1)	(46.1)

Net income attributable to the Partnership	$624.8	$1,106.9	$1,048.3

Earnings per unit:
Basic earnings per unit	$1.09	$1.45	$1.33

Diluted earnings per unit	$1.09	$1.44	$1.27

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.6350	$1.7250	$1.7250

Balance sheet data (at period end):
Total assets	$25,931.2	$28,472.7	$29,929.7
Total long-term debt, including current maturities	11,999.2	12,704.8	13,790.1
Total equity	9,863.6	10,835.6	11,158.0

Other financial data:
Net cash flows provided by operating activities	$891.7	$1,415.1	n/a
Cash used in investing activities	1,072.2	2,501.5	n/a
Cash provided by financing activities	196.5	1,074.1	n/a
Distributions received from unconsolidated affiliates	55.2	82.3	n/a
Total gross operating margin(1)	1,974.9	2,430.9	$2,423.9
Adjusted EBITDA(1)	1,854.7	2,405.6	2,453.4

(1)	Unaudited. Please read “— Non-GAAP Financial Measures” beginning on page S-13 for a reconciliation of non-GAAP gross operating margin and Adjusted EBITDA to their most closely-related GAAP measures.

	Partnership Consolidated Historical
				For the Nine Months
	For the Year Ended December 31,			Ended September 30,
	2007	2008	2009	2009	2010
	(Unaudited)

Selected volumetric operating data by segment:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,877	2,021	2,196	2,098	2,254
NGL fractionation volumes (MBPD)	405	441	461	456	471
Equity NGL production (MBPD)	88	108	117	116	123
Fee-based natural gas processing (MMcf/d)	2,565	2,524	2,650	2,685	2,795
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	8,465	9,612	10,435	10,502	11,432
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	652	696	680	683	678
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,641	1,408	1,420	1,458	1,284
Crude oil transportation volumes (MBPD)	163	169	308	278	325
Platform natural gas processing (MMcf/d)	494	632	700	741	547
Platform crude oil processing (MBPD)	24	15	12	10	18
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	90	86	97	98	89
Propylene fractionation volumes (MBPD)	68	58	68	67	78
Octane additive production volumes (MBPD)	9	9	10	9	14
Transportation volumes, primarily refined products and petrochemicals (MBPD)	882	818	806	797	779

/d = per day
BBtus = billion British thermal units
MBPD = thousand barrels per day
MMcf = million cubic feet

Summary Historical Financial Information of Holdings

	Holdings Consolidated Historical
				For the Nine Months
	For the Year Ended December 31,			Ended September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$26,713.8	$35,469.6	$25,510.9	$17,110.6	$24,155.7
Costs and expenses	25,534.0	33,763.7	23,748.6	15,938.9	22,557.1
Equity in income of unconsolidated affiliates	13.6	66.2	92.3	57.7	43.2

Operating income	1,193.4	1,772.1	1,854.6	1,229.4	1,641.8
Other income (expense):
Interest expense	(487.4)	(608.3)	(687.3)	(508.2)	(529.1)
Other, net	71.8	12.3	(1.7)	2.2	1.8

Total other expense, net	(415.6)	(596.0)	(689.0)	(506.0)	(527.3)

Income before provision for income taxes	777.8	1,176.1	1,165.6	723.4	1,114.5
Provision for income taxes	(15.8)	(31.0)	(25.3)	(26.8)	(20.1)

Net income	762.0	1,145.1	1,140.3	696.6	1,094.4
Net income attributable to noncontrolling interests	(653.0)	(981.1)	(936.2)	(569.3)	(933.4)

Net income attributable to Holdings	$109.0	$164.0	$204.1	$127.3	$161.0

Earnings per unit:
Basic earnings per unit	$0.97	$1.33	$1.48	$0.93	$1.16

Diluted earnings per unit	$0.97	$1.33	$1.48	$0.93	$1.16

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.550	$1.790	$2.030	$1.500	$1.680

Balance sheet data (at period end):
Total assets	$24,084.4	$25,780.4	$27,686.3	$27,466.5	$29,946.6
Total long-term debt, including current maturities	9,861.2	12,714.9	12,427.9	13,077.7	13,790.1
Total equity	9,530.0	9,759.4	10,473.1	10,300.4	11,174.9
Other financial data:
Net cash flows provided by operating activities	$1,936.8	$1,566.4	$2,410.3	$910.1	$1,443.8
Cash used in investing activities	4,541.1	3,246.9	1,547.7	1,073.0	2,501.5
Cash provided by (used in) financing activities	2,622.5	1,695.9	(863.9)	181.1	1,045.0
Distributions received from unconsolidated affiliates	116.9	157.2	169.3	117.0	146.0
Total gross operating margin	1,967.5	2,640.3	2,880.9	2,000.6	2,423.9

(1)	Unaudited. Please read “— Non-GAAP Financial Measures” beginning on page S-13 for a reconciliation of non-GAAP gross operating margin and Adjusted EBITDA to their most closely-related GAAP measures

Non-GAAP Financial Measures

This section provides reconciliations of the Partnership’s and Holdings’ non-GAAP financial measures included in this prospectus supplement to their most directly comparable financial measures calculated and presented in accordance with GAAP. The Partnership and Holdings both present the non-GAAP financial measure of gross operating margin. The Partnership also utilizes the non-GAAP financial measure of Adjusted EBITDA. These non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Partnership or Holdings does.

Gross Operating Margin

The Partnership and Holdings evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of both the Partnership’s and Holdings’ operations. This measure forms the basis of the Partnership’s and Holdings’ internal financial reporting and is used by management in deciding how to allocate capital resources among business segments. The Partnership and Holdings believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. The non-GAAP financial measure of total segment gross operating margin should not be considered an alternative to GAAP operating income.

The Partnership and Holdings define total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) non-cash asset impairment charges; (iii) operating lease expenses for which the Partnership and Holdings do not have the payment obligation; (iv) gains and losses from asset sales and related transactions; and (v) general and administrative costs. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Gross operating margin is presented on a 100% basis before the allocation of earnings to noncontrolling interests.

The following table presents a reconciliation of the Partnership’s non-GAAP financial measure of total gross operating margin to the GAAP financial measure of operating income, on a historical and pro forma basis, as applicable for each of the periods indicated:

	Partnership Consolidated Historical					Partnership Pro Forma
				For the Nine			For the Nine
				Months			Months
				Ended		For the Year Ended	Ended
	For the Year Ended December 31,			September 30,		December 31,	September 30,
	2007	2008	2009	2009	2010	2009	2010
	(Dollars in millions)

Total segment gross operating margin	$1,964.4	$2,609.0	$2,839.8	$1,974.9	$2,430.9	$2,880.9	$2,423.9
Adjustments to reconcile total segment gross operating margin to operating income:
Depreciation, amortization and accretion in operating costs and expenses	(647.9)	(725.4)	(809.3)	(602.9)	(674.5)	(809.3)	(674.5)
Non-cash asset impairment charges in operating costs and expenses	—	—	(33.5)	(26.3)	(1.5)	(33.5)	(1.5)
Operating lease expenses paid by EPCO	(2.1)	(2.0)	(0.7)	(0.5)	(0.5)	(0.7)	(0.5)
Gains from asset sales and related transactions in operating costs and expenses	7.8	4.0	—	0.5	45.3	—	45.3
General and administrative costs	(127.2)	(137.2)	(172.3)	(133.3)	(131.5)	(182.8)	(150.9)

Operating income	1,195.0	1,748.4	1,824.0	1,212.4	1,668.2	1,854.6	1,641.8
Other expense, net	(341.3)	(528.5)	(643.6)	(469.8)	(495.1)	(689.0)	(527.3)

Income before provision of income taxes	$853.7	$1,219.9	$1,180.4	$742.6	$1,173.1	$1,165.6	$1,114.5

The following table presents a reconciliation of Holdings’ non-GAAP financial measure of total gross operating margin to the GAAP financial measure of operating income, on a historical basis, for each of the periods indicated:

	Holdings Consolidated Historical
				For the Nine Months
	For the Year Ended December 31,			Ended September 30,
	2007	2008	2009	2009	2010
	(Dollars in millions)

Total segment gross operating margin	$1,967.5	$2,640.3	$2,880.9	$2,000.6	$2,423.9
Adjustments to reconcile total segment gross operating margin to operating income:
Depreciation, amortization and accretion in operating costs and expenses	(647.9)	(725.4)	(809.3)	(602.9)	(674.5)
Non-cash asset impairment charges in operating costs and expenses	—	—	(33.5)	(26.3)	(1.5)
Operating lease expenses paid by EPCO	(2.1)	(2.0)	(0.7)	(0.5)	(0.5)
Gains from asset sales and related transactions in operating costs and expenses	7.8	4.0	—	0.5	45.3
General and administrative costs	(131.9)	(144.8)	(182.8)	(142.0)	(150.9)

Operating income	1,193.4	1,772.1	1,854.6	1,229.4	1,641.8
Other expense, net	(415.6)	(596.0)	(689.0)	(506.0)	(527.3)

Income before provision of income taxes	$777.8	$1,176.1	$1,165.6	$723.4	$1,114.5

Adjusted EBITDA of the Partnership

The Partnership defines Adjusted EBITDA as income from continuing operations less equity in income from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities. Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of the

Partnership’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess (i) the financial performance of the Partnership’s assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of the Partnership’s assets to generate cash sufficient to pay interest cost and support our indebtedness; and (iii) the viability of projects and the overall rates of return on alternative investment opportunities.

The following table presents the Partnership’s calculation of Adjusted EBITDA on a historical and pro forma basis and also a reconciliation of the Partnership’s non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net cash flows provided by operating activities on a historical basis.

	Partnership Consolidated Historical					Partnership Pro Forma
				For the Nine Months			For the Nine Months
				Ended		For the Year Ended	Ended
	For the Year Ended December 31,			September 30,		December 31,	September 30,
	2007	2008	2009	2009	2010	2009	2010
	(Dollars in millions)

Net income	$838.0	$1,188.9	$1,155.1	$715.8	$1,153.0	$1,140.3	$1,094.4
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(10.5)	(34.9)	(51.2)	(32.0)	(50.2)	(92.3)	(43.2)
Distributions received from unconsolidated affiliates	87.0	80.8	86.6	55.2	82.3	169.3	146.0
Interest expense (including related amortization)	413.0	540.7	641.8	472.0	496.9	687.3	529.1
Provision for income taxes	15.7	31.0	25.3	26.8	20.1	25.3	20.1
Depreciation, amortization and accretion in costs and expenses	661.4	739.6	828.5	616.9	703.5	830.0	707.0

Adjusted EBITDA	2,004.6	2,546.1	2,686.1	1,854.7	2,405.6	$2,759.9	$2,453.4

Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(413.0)	(540.7)	(641.8)	(472.0)	(496.9)
Provision for income taxes	(15.7)	(31.0)	(25.3)	(26.8)	(20.1)
Operating lease expenses paid by EPCO	2.1	2.0	0.7	0.5	0.5
Gain from asset sales and related transactions	(67.4)	(4.0)	—	(0.5)	(45.4)
Loss on forfeiture of Texas Offshore Port System	—	—	68.4	68.4	—
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	8.1	5.8	43.2	42.3	(5.1)
Net effect of changes in operating accounts	434.9	(411.1)	245.9	(574.9)	(423.5)

Net cash flows provided by operating activities	$1,953.6	$1,567.1	$2,377.2	$891.7	$1,415.1

RISK FACTORS

An investment in our common units involves certain risks. You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in the accompanying prospectus, in our Annual Report on Form 10-K filed March 1, 2010, in our Quarterly Reports for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and in Exhibit 99.2 of our Current Report on Form 8-K filed November 23, 2010, which reports are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our common units could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Our debt level may limit our future financial and operating flexibility.

On a pro forma basis, as of September 30, 2010, we had approximately $13.8 billion of principal amount of consolidated long-term debt outstanding, including $529.8 million outstanding under the credit facilities of Duncan Energy Partners and $1.1 billion outstanding under EPO’s multi-year revolving credit facility. The amount of our future debt could have significant effects on our operations, including, among other things:

•	a substantial portion of our cash flow, including that of Duncan Energy Partners, could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on our common units and capital expenditures;

•	credit rating agencies may view our consolidated debt level negatively;

•	covenants contained in our existing and future credit and debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

Our public debt indentures currently do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. Although our credit agreements restrict our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial.

Our credit agreements and each of our indentures for our public debt contain conventional financial covenants and other restrictions. For example, we are prohibited from making distributions to our partners if such distributions would cause an event of default or otherwise violate a covenant under our credit agreements. A breach of any of these restrictions by us could permit our lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of our credit agreements, to terminate all commitments to extend further credit.

Our ability to access capital markets to raise capital on favorable terms could be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade our credit ratings, then we could experience an increase in our borrowing costs, difficulty assessing capital markets or a reduction in the market price of our common units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms in the future, we might be forced to seek extensions for some of our short-term securities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected levels.

USE OF PROCEEDS

We will receive net proceeds of approximately $      million from the sale of 10,500,000 common units in this offering, after deducting underwriting discounts, commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $      million. We will use the net proceeds of this offering, including any exercise of the underwriters’ over-allotment option, to temporarily reduce borrowings under EPO’s multi-year revolving credit facility.

In general, our indebtedness under the multi-year revolving credit facility was incurred for working capital purposes, capital expenditures and other acquisitions. Amounts repaid under EPO’s multi-year revolving credit facility may be reborrowed from time to time for acquisitions, capital expenditures and other general partnership purposes. As of November 29, 2010, we had $1.3 billion of borrowings outstanding under EPO’s multi-year revolving credit facility that bears interest at a variable rate, which on a weighted-average basis was approximately 0.853% per annum. EPO’s multi-year revolving credit facility will mature in November 2012. EPO used availability under its multi-year revolving credit facility to retire approximately $1.1 billion of Holdings’ debt obligations concurrent with the Holdings Merger. Holdings no longer has any debt outstanding.

Affiliates of certain of the underwriters are lenders under our multi-year revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Underwriting.”

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

On November 29, 2010, we had 830,449,707 common units outstanding held by approximately 1,877 holders of record and 4,520,431 Class B units held by a privately held affiliate of EPCO. Our common units are traded on the New York Stock Exchange under the symbol “EPD.”

The following table sets forth, for the periods indicated, the high and low sales price ranges for our common units, as reported on the New York Stock Exchange Composite Transaction Tape, and the amount, record date and payment date of the quarterly cash distributions paid per common unit. The last reported sales price of our common units on the New York Stock Exchange on November 30, 2010 was $42.08 per common unit.

			Cash Distribution History
	Price Ranges		Per	Record	Payment
	High	Low	Unit	Date	Date

2008
1st Quarter	$32.63	$26.75	$0.5075	April 30, 2008	May 7, 2008
2nd Quarter	32.64	29.04	0.5150	July 31, 2008	August 7, 2008
3rd Quarter	30.07	22.58	0.5225	October 31, 2008	November 12, 2008
4th Quarter	26.30	16.00	0.5300	January 30, 2009	February 9, 2009
2009
1st Quarter	$24.20	$17.71	$0.5375	April 30, 2009	May 8, 2009
2nd Quarter	26.55	21.10	0.5450	July 31, 2009	August 7, 2009
3rd Quarter	29.45	24.50	0.5525	October 30, 2009	November 5, 2009
4th Quarter	32.24	27.25	0.5600	January 29, 2010	February 4, 2010
2010
1st Quarter	$34.69	$29.44	$0.5675	April 30, 2010	May 6, 2010
2nd Quarter	36.73	29.05	0.5750	July 30, 2010	August 5, 2010
3rd Quarter	39.69	34.21	0.5825	October 29, 2010	November 8, 2010
4th Quarter (through November 30, 2010)	$44.32	$39.69	— (1)	—	—

(1)	The distributions with respect to the fourth quarter of 2010 will be declared and paid during the first quarter of 2011. An affiliate of EPCO has waived its rights to 30,610,000 of its common units for the year 2011, beginning with this distribution. The distribution waiver will lapse on a fixed number of common units each year for four years beginning in 2012. Please see “Summary — Recent Developments” of this prospectus supplement for additional information relating to this distribution waiver.

The quarterly cash distributions shown in the table above correspond to cash flows for the quarters indicated. The actual cash distributions (i.e. the payments made to our common unitholders) occur within 45 days after the end of such quarter.

CAPITALIZATION

The merger results in Holdings being considered the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. As a result, the following table sets forth the capitalization of Holdings as of September 30, 2010 on: (i) a consolidated historical basis for Holdings; (ii) a pro forma basis to give effect to the Holdings Merger and related transactions; and (iii) a pro forma as adjusted basis to give effect to the common units offered in this prospectus supplement and the application of the net proceeds from this offering to temporarily reduce borrowings outstanding under EPO’s multi-year revolving credit facility.

Since the Partnership is the surviving entity for legal and reporting purposes, the pro forma condensed consolidated balance sheet information is labeled “Enterprise Products Partners L.P. Pro Forma.” The historical data in the table below is derived from and should be read in conjunction with the Holdings’ consolidated historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement. The historical data below does not reflect events after September 30, 2010 except as noted above for the merger and proposed common unit offering. The pro forma information in the table below is derived from and should be read in conjunction with the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus supplement.

	At September 30, 2010
			Enterprise
		Enterprise	Products
	Holdings	Products	Partners L.P.
	Consolidated	Partners L.P.	Pro Forma
	Historical	Pro Forma	As Adjusted
	(Dollars in millions)

Cash and cash equivalents	$42.9	$32.8	$32.8

Long-term debt:
EPE senior debt obligations:
EPE Revolver, variable-rate, due August 2012	127.3	—	—
$125 million Term Loan A, variable-rate, due August 2012	125.0	—	—
$850 million Term Loan B, variable-rate, due November 2014(1)	833.0	—	—
EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable-rate, due November 2012(2)	35.0	1,120.3
Petal GO Zone Bonds, variable-rate, due August 2034	57.5	57.5	57.5
Senior Notes B, 7.50% fixed-rate, due February 2011(1)	450.0	450.0	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0	350.0	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0	650.0	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0	350.0	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0	250.0	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0	250.0	250.0
Senior Notes L, 6.30% fixed-rate, due September 2017	800.0	800.0	800.0
Senior Notes M, 5.65% fixed-rate, due April 2013	400.0	400.0	400.0
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0	700.0	700.0
Senior Notes O, 9.75% fixed-rate, due January 2014	500.0	500.0	500.0
Senior Notes P, 4.60% fixed-rate, due August 2012	500.0	500.0	500.0
Senior Notes Q, 5.25% fixed-rate, due January 2020	500.0	500.0	500.0
Senior Notes R, 6.125% fixed-rate, due October 2039	600.0	600.0	600.0
Senior Notes S, 7.625% fixed-rate, due February 2012	490.5	490.5	490.5
Senior Notes T, 6.125% fixed-rate, due February 2013	182.5	182.5	182.5

	At September 30, 2010
			Enterprise
		Enterprise	Products
	Holdings	Products	Partners L.P.
	Consolidated	Partners L.P.	Pro Forma
	Historical	Pro Forma	As Adjusted
	(Dollars in millions)

Senior Notes U, 5.90% fixed-rate, due April 2013	237.6	237.6	237.6
Senior Notes V, 6.65% fixed-rate, due April 2018	349.7	349.7	349.7
Senior Notes W, 7.55% fixed-rate, due April 2038	399.6	399.6	399.6
Senior Notes X, 3.70% fixed-rate, due June 2015	400.0	400.0	400.0
Senior Notes Y, 5.20% fixed-rate, due September 2020	1,000.0	1,000.0	1,000.0
Senior Notes Z, 6.45% fixed-rate, due September 2040	600.0	600.0	600.0
TEPPCO senior debt obligations:
TEPPCO Senior Notes	40.1	40.1	40.1
Duncan Energy Partners’ debt obligations:(3)
DEP Revolving Credit Facility, variable-rate, due February 2011(1)	247.5	247.5	247.5
Duncan Energy Partners’ debt obligations (continued):
DEP Term Loan, variable-rate, due December 2011	$282.3	$282.3	$282.3

Total principal amount of senior debt obligations	12,207.6	12,207.6
EPO Junior Subordinated Notes A, fixed/variable-rate, due August 2066	550.0	550.0	550.0
EPO Junior Subordinated Notes B, fixed/variable-rate, due January 2068	682.7	682.7	682.7
EPO Junior Subordinated Notes C, fixed/variable-rate, due June 2067	285.8	285.8	285.8
TEPPCO Junior Subordinated Notes, fixed/variable-rate, due June 2067	14.2	14.2	14.2

Total principal amount of senior and junior debt obligations	13,740.3	13,740.3

Total other, non-principal amounts	49.8	49.8	49.8

Total long-term debt	13,790.1	13,790.1

Equity:
Partners’ equity	1,863.6	10,630.5
Noncontrolling interest	9,311.3	527.5	527.5

Total equity	11,174.9	11,158.0

Total capitalization	$24,965.0	$24,948.1	$24,948.1

(1)	Long-term and current maturities of debt reflect the classification of such obligations at September 30, 2010. With respect to an $8.5 million current maturity due under Holdings’ Term Loan B, Holdings had the ability to use available long-term credit capacity under the EPE Revolver to fund repayment of this amount. EPO had the ability to use available forecast long-term borrowing capacity under its $1.75 billion multi-year revolving credit facility to satisfy the current maturity of Senior Notes B. Duncan Energy Partners used its borrowing capacity under a new $1.25 billion multi-year credit agreement executed in October 2010 to refinance amounts due under the DEP Revolving Credit Facility on a long-term basis.

(2)	As of November 29, 2010, we had $1.3 billion of borrowings outstanding under EPO’s multi-year revolving credit facility.

(3)	The borrowings of Duncan Energy Partners are presented as part of the Partnership’s consolidated debt; however, we do not have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

MATERIAL TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of units, please read “Material Tax Consequences” beginning on page 27 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions

We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the quarter ending December 31, 2013, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the amount of cash distributed to you with respect to that period. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could materially affect the value of the units. For example, the percentage of taxable income relative to our distributions could be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the current level of quarterly distributions on all units, yet we only distribute the current level of quarterly distributions on all units; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations and the statutory provisions of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, are held by employee benefit plans (as defined in Section 3(3) of ERISA) subject to Part 4 of Title 1 of ERISA, any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

We are offering the common units described in this prospectus through the underwriters named below. Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers and representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to a Form 8-K following the pricing of this offering, each underwriter named below has agreed to purchase from us the number of common units set forth opposite the underwriter’s name.

Number of
Name of Underwriter	Common Units

Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	10,500,000

The underwriting agreement provides that the underwriters’ obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the common units are purchased by the underwriters, all of the common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us and our affiliates to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an aggregate of 1,575,000 additional common units at the offering price to the public less the underwriting discount set forth on the cover page of this prospectus supplement exercisable to cover over-allotments. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus supplement. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

Commissions and Expenses

The following table shows the underwriting fee to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option. This underwriting fee is the difference between the offering price to the public and the amount the underwriters pay to us to purchase the common units. The per common unit amounts shown represent underwriting fees to be paid to the underwriters with respect to common units sold to the public.

The total amounts represent the total amount of fees to be paid to the underwriters in connection with the offering.

Paid by Us
	No Exercise	Full Exercise

Per common unit	$	$
Total	$	$

We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $      per common unit. After the offering, the underwriters may change the offering price and other selling terms.

We estimate that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $350,000.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We, certain of our affiliates and the directors and executive officers of our general partner have agreed that we and they will not, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 45 days after the date of this prospectus supplement without the prior written consent of Morgan Stanley & Co. Incorporated as representative of the underwriters. The restrictions described in this paragraph do not apply to:

•	the issuance and sale of common units by us to the underwriters;

•	the issuance and sale of common units, phantom units, restricted units and options under our existing employee benefits plans, including sales pursuant to “cashless-broker” exercises of options to purchase common units in accordance with such plans as consideration for the exercise price and withholding taxes applicable to such exercises;

•	the issuance and sale of common units pursuant to our distribution reinvestment plan;

•	the filing of a “universal” shelf registration statement on Form S-3, which may also include common units of selling unitholders; provided, that (1) we and our affiliates remain subject to the 45-day lock-up period with respect to any common units registered under any such registration statement, (2) such registration statement contains only a generic and undetermined plan of distribution with respect to the common units during the 45-day lock-up period, and (3) any selling unitholders registering common units under such registration statement agree in writing to be subject to the 45-day lock-up period.

Morgan Stanley & Co. Incorporated may release the units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release units from lock-up agreements, Morgan Stanley & Co. Incorporated will consider, among other factors, our unitholders’ reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions And Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Listing

Our common units are traded on the New York Stock Exchange under the symbol “EPD.”

Relationships with Underwriters

Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Additionally, affiliates of certain of the underwriters are lenders under our multi-year credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules.

Electronic Distribution

A prospectus in electronic format may be made available by one or more of the underwriters or their affiliates. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

LEGAL MATTERS

Andrews Kurth LLP, Houston, Texas, will pass upon the validity of the common units being offered and certain federal income tax matters related to the common units. Certain legal matters with respect to the common units will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. performs legal services for us from time to time on matters unrelated to this offering.

EXPERTS

The consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries as of December 31, 2009, incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on March 8, 2010, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries, except Energy Transfer Equity, L.P., an investment of Enterprise GP Holdings L.P. which is accounted for by the use of the equity method, incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on November 23, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements, refers to the report of the other auditors as it relates to an equity method investment in Energy Transfer Equity, L.P., and includes an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions). The consolidated financial statements of Energy Transfer Equity, L.P. have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which report is incorporated herein by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on November 23, 2010. Such consolidated financial statements are incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, and as it relates to the Company’s investment in Energy Transfer Equity, L.P., the report of Grant Thornton LLP, in each case, given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-4323). You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.

The Commission allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings we make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Current Reports on Form 8-K filed with the Commission on January 4, 2010, January 8, 2010, February 26, 2010, March 8, 2010, March 29, 2010, April 1, 2010, April 15, 2010, May 17, 2010, May 20, 2010, May 21, 2010, June 3, 2010, August 23, 2010, September 7, 2010, September 28, 2010, October 1, 2010, October 14, 2010, October 26, 2010, November 9, 2010, November 23, 2010 (as amended by Amendment No. 1 filed with the Commission on November 23, 2010); and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on November 23, 2010, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, the accompanying prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct.

Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K filed March 1, 2010, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and in Exhibit 99.2 of our Current Report on 8-K filed on November 23, 2010.

* * * *

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:

INTRODUCTION	F-2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT SEPTEMBER SEPTEMBER 30, 2010	F-3
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010	F-4
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009	F-5
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-6

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Enterprise Products Partners L.P. (the “Partnership,” NYSE: EPD), Enterprise GP Holdings L.P. (“Holdings,” NYSE: EPE), and their respective general partners entered into an Agreement and Plan of Merger dated September 3, 2010 (the “merger agreement”). Pursuant to the merger agreement, all Holdings units (including 13,921 Holdings units issued in a transformation of the 0.01% economic general partner interest of Holdings immediately prior to the merger), or 139,208,985 units, converted into 208,813,477 common units representing limited partner interests in the Partnership (“Partnership common units”). The merger agreement and related documents also provided for (i) the cancellation of the Partnership’s incentive distribution rights held indirectly by Holdings through its ownership of the Partnership’s general partner (the “Partnership GP”), (ii) the conversion of the Partnership GP’s 2% economic interest in the Partnership into a non-economic general partner interest in the Partnership and (iii) the cancellation of 21,563,177 Partnership common units owned by Holdings.

Prior to the merger, the Partnership was a consolidated subsidiary of Holdings. After the merger was completed on November 22, 2010, Holdings became a subsidiary of the Partnership, with the Partnership as the sole limited partner of Holdings and the general partner of Holdings continuing as a non-economic general partner of the Partnership. Holdings will be treated as the surviving consolidated entity for accounting purposes, even though the Partnership will be the surviving consolidated entity for legal and reporting purposes. For financial accounting and reporting purposes, Holdings is considered the accounting acquirer of its noncontrolling interests in the Partnership (i.e., the Partnership’s limited partner interests that are owned by third parties and related parties other than Holdings). The transaction was accounted for as an equity transaction and no gain or loss was recognized as a result of the merger.

The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of the Partnership and Holdings, after giving effect to the merger and related transactions as if they had occurred on September 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 give effect to the merger and related transactions as if they had occurred on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger and related transactions and are factually supportable.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Holdings and the Partnership.

The unaudited pro forma condensed consolidated financial statements are intended for informational purposes only and do not reflect any cost savings or other synergies that may be achieved as a result of the merger and are based on assumptions that the Partnership believes are reasonable under the circumstances. As such, these statements do not necessarily reflect the results of operations or financial position of the Partnership that would have resulted had the merger actually been consummated as of the dates indicated, and are not necessarily indicative of the future results of operations or the future financial position of the Partnership following completion of the merger.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2010

				Enterprise
	Enterprise GP			Products
	Holdings L.P.	Pro Forma		Partners L.P.
	Historical	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$42.9	$(10.1	)(a)	$32.8

Restricted cash	32.5	—		32.5
Accounts and notes receivable, net	3,067.6	—		3,067.6
Inventories	1,210.0	—		1,210.0
Other current assets	292.9	(1.9	)(b)	291.0

Total current assets	4,645.9	(12.0)		4,633.9
Property, plant and equipment, net	18,810.0	—		18,810.0
Investments in unconsolidated affiliates	2,331.2	—		2,331.2
Intangible assets, net	1,860.3	—		1,860.3
Goodwill	2,052.7	—		2,052.7
Other assets	246.5	(4.9	)(b)	241.6

Total assets	$29,946.6	$(16.9)		$29,929.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$618.4	$—		$618.4
Accrued product payables	3,338.6	—		3,338.6
Other current liabilities	672.3	—		672.3

Total current liabilities	4,629.3	—		4,629.3
Long-term debt	13,790.1	1,085.3	(b)	13,790.1
		(1,085.3	)(b)
Other long-term liabilities	352.3	—		352.3
Commitments and contingencies
Equity:
Partners’ equity	1,863.6	(10.1	)(a)	10,630.5
		(6.8	)(b)
		8,783.8	(c)
Noncontrolling interest	9,311.3	(8,783.8	)(c)	527.5

Total equity	11,174.9	(16.9)		11,158.0

Total liabilities & equity	$29,946.6	$(16.9)		$29,929.7

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Nine Months Ended September 30, 2010

				Enterprise
	Enterprise GP			Products
	Holdings L.P.	Pro Forma		Partners L.P.
	Historical	Adjustments		Pro Forma

Revenues	$24,155.7	$—		$24,155.7
Costs and expenses:
Operating costs and expenses	22,406.2	—		22,406.2
General and administrative costs	150.9	—		150.9

Total costs and expenses	22,557.1	—		22,557.1

Equity in income of unconsolidated affiliates	43.2	—		43.2

Operating income	1,641.8	—		1,641.8

Other income (expense):
Interest expense	(529.1)	—		(529.1)
Other, net	1.8	—		1.8

Total other expense, net	(527.3)	—		(527.3)

Income before provision for income taxes	1,114.5	—		1,114.5

Provision for income taxes	(20.1)	—		(20.1)

Income from continuing operations	$1,094.4	$—		$1,094.4

Allocation of income from continuing operations:
Limited partners	$161.0	$887.3	(d)	$1,048.3

Noncontrolling interests	$933.4	$(887.3	)(d)	$46.1

Basic earnings per unit:
Weighted-average number of units outstanding (see Note e)	139.2			791.0

Income per unit from continuing operations	$1.16			$1.33

Diluted earnings per unit:
Weighted-average number of units outstanding (see Note f)	139.2			822.6

Income per unit from continuing operations	$1.16			$1.27

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Year Ended December 31, 2009

				Enterprise
	Enterprise GP			Products
	Holdings L.P.	Pro Forma		Partners L.P.
	Historical	Adjustments		Pro Forma

Revenues	$25,510.9	$—		$25,510.9
Costs and expenses:
Operating costs and expenses	23,565.8	—		23,565.8
General and administrative costs	182.8	—		182.8

Total costs and expenses	23,748.6	—		23,748.6

Equity in income of unconsolidated affiliates	92.3	—		92.3

Operating income	1,854.6	—		1,854.6

Other income (expense):
Interest expense	(687.3)	—		(687.3)
Other, net	(1.7)	—		(1.7)

Total other expense, net	(689.0)	—		(689.0)

Income before provision for income taxes	1,165.6	—		1,165.6

Provision for income taxes	(25.3)	—		(25.3)

Income from continuing operations	$1,140.3	$—		$1,140.3

Allocation of income from continuing operations:
Limited partners	$204.1	$825.5	(d)	$1,029.6

Noncontrolling interests	$936.2	$(825.5	)(d)	$110.7

Basic earnings per unit:
Weighted-average number of units outstanding (see Note e)	137.8			643.4

Income per unit from continuing operations	$1.48			$1.60

Diluted earnings per unit:
Weighted-average number of units outstanding (see Note f)	137.8			675.0

Income per unit from continuing operations	$1.48			$1.53

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of the general partner of Holdings (“Holdings GP”) and the Partnership GP; therefore, actual results could materially differ from the pro forma information. However, Holdings and the Partnership believe that the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

The merger and related transactions result in Holdings being considered the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. As a result, the merger will be accounted for in Holdings’ consolidated financial statements as an equity transaction in accordance with Financial Accounting Standards Board Accounting Standards Codification 810-10-45, Consolidation — Overall — Changes in Parent’s Ownership Interest in a Subsidiary. As a result, that portion of noncontrolling owners’ interest attributable to the limited partners of the Partnership other than Holdings (as recognized in Holdings’ consolidated balance sheet) will be reclassified to partners’ equity. Consequently, no fair value adjustment would be made to the assets or liabilities of Holdings and no gain or loss would be recognized in Holdings’ net income. Since the Partnership is the surviving entity for legal purposes, the pro forma condensed consolidated balance sheet and statements of operations are entitled “Enterprise Products Partners L.P. Pro Forma.”

Pro Forma Adjustments

The following pro forma adjustments made to the historical financial statements of the Partnership and Holdings presented herein are described as follows:

(a)	To reflect the payment of $10.1 million of estimated incremental transaction costs associated with completing the merger and related transactions including the payment of remaining financial advisory fees, legal and accounting fees and other professional fees and expenses using cash on hand. For purposes of this pro forma presentation, these material non-recurring charges have been reflected in the pro forma balance sheet only; however, such fees will also be recognized as expenses in the Partnership’s statement of operations during the periods in which the underlying services are rendered. As of September 30, 2010, Holdings and the Partnership expensed an aggregate of $13.9 million of transaction costs related to the merger.

(b)	To reflect the pro forma refinancing of Holdings’ variable rate credit facilities at September 30, 2010 using availability under the multi-year revolving credit facility of Enterprise Products Operating LLC (“EPO”), a subsidiary of the Partnership. For purposes of the pro forma balance sheet presentation, the $1.1 billion increase in long-term debt attributable to additional borrowings under the EPO credit facility is offset by an equal reduction in the amount of debt principal outstanding under the Holdings’ credit facilities. The pro forma balance sheet adjustments related to this refinancing include the write-off of $6.8 million of unamortized debt issuance costs recorded by Holdings.

For purposes of the pro forma statements of operations, we have assumed that the Partnership would have refinanced Holdings’ debt principal amounts in prior periods using the same terms that Holdings entered into its debt originally. As a result, the pro forma statements of operations do not reflect any adjustments to interest expense for the years ended December 31, 2009 or the nine months ended September 30, 2010.

In addition, the pro forma statements of operations do not reflect a nonrecurring charge of $29.8 million for the redesignation of Holdings’ interest rate swaps in connection with the refinancing of Holdings’ long-term debt concurrent with the merger. At September 30, 2010, these derivative instruments were in a $29.8 million liability position, which was a component of partners’ equity (i.e., accumulated other comprehensive loss) for Holdings on a consolidated historical basis. The reclassification of this accumulated other comprehensive loss to earnings in connection with the refinancing will result in an increase in the Partnership’s consolidated interest expense for the fourth quarter of 2010. From a pro forma balance sheet perspective, no pro forma adjustment is necessary since the accumulated other comprehensive loss is already a component of partners’ equity.

As an aid to the reader, the following table presents the amount of interest expense, excluding amortization of debt issuance costs and the effect of interest rate swaps, that was recognized by Holdings in connection with its debt agreements for the periods presented along with the associated weighted-average interest rate charged and principal balance outstanding during each period. The interest expense amounts presented in the following table are a component of consolidated interest expense as presented in Holdings’ historical financial statements.

		Weighted	Weighted
		Average	Average
		Interest	Principal
	Interest	Rate for	Outstanding
	Expense	Period	for Period

Year ended December 31, 2009	$29.1	2.7%	$1,078.9
Nine months ended September 30, 2010	$19.1	2.3%	$1,096.1

If the weighted-average variable interest rates charged during the year ended December 31, 2009 and the nine months ended September 30, 2010 were 1/8% higher than the historical weighted-average rates presented in the preceding table, Holdings’ interest expense would have increased by approximately $1.4 million and $0.8 million, respectively.

At November 22, 2010, the total principal amount of Holdings’ long-term debt principal outstanding was approximately $1.1 billion and the weighted-average interest rate charged on such debt was 2.2%. During the nine months ended September 30, 2010, the interest rate paid on the EPO multi-year revolving credit facility ranged from 0.73% to 3.25%, with a weighted-average interest rate paid of 0.84%.

(c)	To reclassify to partners’ capital the noncontrolling owners’ interests in consolidated subsidiaries previously reported by Holdings related to the Partnership’s public limited partner unitholders other than Holdings.

(d)	To reclassify to limited partners’ interest the net income previously allocated to noncontrolling owners’ interest in consolidated subsidiaries previously reported by Holdings related to the Partnership’s public limited partner unitholders.

(e)	The Partnership’s pro forma weighted-average basic number of units outstanding was calculated as follows:

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
	2010	2009

Weighted-average basic number of Partnership units
outstanding — as reported	629.9	486.8
Weighted-average Partnership units issued in exchange for Holdings’ units(1)	182.7	178.2
Cancellation of Partnership units owned by Holdings	(21.6)	(21.6)

Pro forma weighted-average basic number of Partnership units outstanding	791.0	643.4

(1)	The amount presented for the nine months ended September 30, 2010 excludes 26.1 million Partnership common units (the “Designated Units,” as discussed below) issued to certain privately held affiliates of Enterprise Products Company. The amount presented for the year ended December 31, 2009 excludes 30.6 million Designated Units.

In connection with the merger, certain privately held affiliates of Enterprise Products Company have agreed to temporarily waive the cash distributions they would otherwise receive on 30,610,000 of the Partnership common units (the “Designated Units”) they would receive upon completion of the merger. The temporary distribution waiver would lapse on a fixed number of Designated Units as follows: none in calendar year 2011, 4,480,000 Partnership common units in calendar year 2012, 2,430,000 Partnership common units in calendar year 2013, 1,140,000 Partnership common units in calendar year 2014, 4,870,000 Partnership common units in calendar year 2015 and the remaining 17,690,000 units in calendar year 2016.

From a financial accounting perspective, the Designated Units are excluded from basic earnings per unit until they become eligible to receive quarterly cash distributions. The Designated Units will not be allocated any book earnings until the applicable waiver periods expire for each tranche of units. For purposes of this pro forma presentation, all of the 30,610,000 Designated Units were excluded from the Partnership’s pro forma basic earnings per unit computation for the year ended December 31, 2009 and 26,130,000 Designated Units were excluded from the pro forma basic earnings per unit computation for the nine months ended September 30, 2010. The full amount of Designated Units, or 30,610,000 units, are reflected in the pro forma diluted earnings per unit calculation for both the year ended December 31, 2009 and nine months ended September 30, 2010 (see Note f).

(f)	The Partnership’s pro forma weighted-average diluted number of units outstanding was calculated as follows:

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
	2010	2009

Weighted-average diluted number of Partnership units
outstanding — as reported	635.4	487.8
Partnership units issued in exchange for Holdings’ units	208.8	208.8
Cancellation of Partnership units owned by Holdings	(21.6)	(21.6)

Pro forma weighted-average diluted number of Partnership units outstanding	822.6	675.0

PROSPECTUS

Enterprise Products Partners L.P.
Enterprise Products Operating LLC

COMMON UNITS
DEBT SECURITIES

We may offer an unlimited number and amount of the following securities under this prospectus:

•	common units representing limited partner interests in Enterprise Products Partners L.P.; and

•	debt securities of Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.), which will be guaranteed by its parent company, Enterprise Products Partners L.P.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our common units are listed on the New York Stock Exchange under the trading symbol “EPD.”

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” beginning on page 2 for a discussion of important risks you should consider before investing on our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is November 29, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

Unless the context requires otherwise or unless otherwise noted, “our,” “we,” “us” and “Enterprise” as used in this prospectus refer to Enterprise Products Partners L.P. and Enterprise Products Operating LLC, their consolidated subsidiaries and their investments in unconsolidated affiliates.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may offer from time to time an unlimited number and amount of our securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in or incorporate by reference in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

OUR COMPANY

We are a leading North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids (or NGLs), crude oil, refined products and petrochemicals. Our midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. In addition, we are an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. We operate an integrated midstream energy asset network within the United States that includes: natural gas gathering, treating, processing, transportation and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation, import terminaling and storage; refined product transportation and storage; offshore production platform services; and petrochemical transportation and services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and by industrial and residential users as fuel.

Our Business Segments

We have six reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; (v) Petrochemical & Refined Products Services; and (vi) Other Investments. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technologies employed) and products produced and/or sold.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 16,300 miles, (iii) NGL and related product storage and terminal facilities with 163.4 million barrels, or MMBbls, of working storage capacity and (iv) NGL fractionation facilities. This segment also includes our import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Our Onshore Natural Gas Pipelines & Services business segment includes approximately 19,600 miles of onshore natural gas pipeline systems that provide for the gathering and transportation of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. We own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana. This segment also includes our related natural gas marketing activities.

Onshore Crude Oil Pipelines & Services.  Our Onshore Crude Oil Pipelines & Services business segment includes approximately 4,400 miles of onshore crude oil pipelines and 10.5 MMBbls of above-ground storage tank capacity. This segment also includes our crude oil marketing activities.

Offshore Pipelines & Services.  Our Offshore Pipelines & Services business segment serves some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. This segment includes approximately 1,400 miles of offshore natural gas pipelines, approximately 1,000 miles of offshore crude oil pipelines and six offshore hub platforms.

Petrochemical & Refined Products Services.  Our Petrochemical & Refined Products Services business segment consists of (i) propylene fractionation plants and related activities, (ii) butane isomerization facilities, (iii) an octane enhancement facility, (iv) refined products pipelines, including our Products Pipeline System and related activities and (v) marine transportation and other services.

Other Investments.  Our Other Investments business segment consists of our non-controlling ownership interests in Energy Transfer Equity L.P. (“Energy Transfer Equity”) and its general partner, LE GP, LLC (“LE GP”), which we acquired in connection with our acquisition of Enterprise GP Holdings L.P. on November 22, 2010.

Enterprise Products Operating LLC provides the foregoing services directly and through our subsidiaries and unconsolidated affiliates. Our principal offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our telephone number is (713) 381-6500.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included as Exhibit 99.2 to our current report on Form 8-K filed on November 23, 2010 and in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general partnership or company purposes, such as working capital, investments in subsidiaries, the retirement of existing debt and/or the repurchase of common units or other securities. The prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and when the net proceeds will be applied to partnership or company purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

RATIO OF EARNINGS TO FIXED CHARGES

Enterprise’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

					Nine Months
					Ended
Year Ended December 31,					September 30,
2005	2006	2007	2008	2009	2010

2.7x	2.9x	2.6x	2.8x	2.6x	3.1x

For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:

Add the following, as applicable:

•	consolidated pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expense; and preference dividend requirements of consolidated subsidiaries.

DESCRIPTION OF DEBT SECURITIES

In this Description of Debt Securities references to the “Issuer” mean only Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.) and not its subsidiaries. References to the “Guarantor” mean only Enterprise Products Partners L.P. and not its subsidiaries. References to “we” and “us” mean the Issuer and the Guarantor collectively.

The debt securities will be issued under an Indenture dated as of October 4, 2004, as amended by the Tenth Supplemental Indenture, dated as of June 30, 2007, and as further amended by one or more additional supplemental indentures (collectively, the “Indenture”), among the Issuer, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.

This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

General

The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See “— Subordination.”

A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers’ certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

•	Bearer Securities;

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

Registered Securities may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee or the Trustee’s agent in New York City indicated in the applicable prospectus supplement, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

Guarantee

The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.

Certain Covenants

Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

Limitations on Liens.  The Indenture provides that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing, either directly or through ownership in another Subsidiary, any Principal Property (a “Restricted Subsidiary”), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money

(“debt”) of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

In the Indenture, the term “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Guarantor and its consolidated subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

(4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

(5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

(7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Guarantor or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or

any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

(12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

(13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

“Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

except, in the case of either of the foregoing clauses (1) or (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets, plant or terminal which, in the opinion of the board of directors of the general partner of the Issuer, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

“Subsidiary” means:

(1) the Issuer; or

(2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

Notwithstanding the preceding, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien (other than a Permitted Lien) upon any Principal Property or capital stock of a Restricted Subsidiary to secure debt of the Guarantor, the Issuer or any other person (other than the debt securities), without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

Restriction on Sale-Leasebacks.  The Indenture provides that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

(4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

Notwithstanding the preceding, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under “— Restrictions on Sale-Leasebacks,” provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of all other such Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions and all outstanding debt (other than the debt securities) secured by liens (other than Permitted Liens) upon Principal Properties or upon capital stock of any Restricted Subsidiary, do not exceed 10% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets.  The Indenture provides that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

(1) the entity surviving any such consolidation or merger or to which such assets shall have been transferred (the “successor”) is either the Guarantor or the Issuer, as applicable, or the successor is a domestic partnership, limited liability company or corporation and expressly assumes all the Guarantor’s or the Issuer’s, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor);

(2) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(3) the Issuer and the Guarantor have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.

The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

(1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

(4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the “bankruptcy provisions”); or

(5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be issued under the Indenture. If an Event of Default (other than an Event of Default described in clause (4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law. The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to that series, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default with respect to a series of debt securities occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of debt securities of that series, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series unless:

(1) such holder has previously given the Trustee notice that an Event of Default with respect to the debt securities of that series is continuing;

(2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series or that would involve the Trustee in personal liability.

The Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the debt securities of a particular series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on the debt securities of that series, the Trustee may withhold notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders of debt securities of that series. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants in the Indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities of each series affected thereby then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities affected thereby, no amendment may, among other things:

(1) reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

(3) reduce the principal of or extend the stated maturity of any debt securities;

(4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed;

(5) make any debt securities payable in money other than that stated in the debt securities;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) release any security that may have been granted in respect of the debt securities; or

(9) release the Guarantor or modify the Guarantee in any manner adverse to the holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants on behalf of all holders of debt securities of such series, including those described under “— Certain Covenants — Limitations on Liens” and “— Certain Covenants — Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive any past Default or Event of Default with respect to that series (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the Indenture that cannot be amended without the consent of all holders of the series of debt securities that is affected.

Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Guarantor or the Issuer under the Indenture;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

(4) add or release guarantees by any Subsidiary with respect to the debt securities, in either case as provided in the Indenture;

(5) secure the debt securities or a guarantee;

(6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; and

(9) issue any other series of debt securities under the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring consent of the holders becomes effective, the Issuer is required to mail to the holders of an affected series a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

The Issuer at any time may terminate all its obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of such debt securities.

The Issuer at any time may terminate its obligations under covenants described under “— Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to the Guarantor, and the Guarantee provision, described under “— Events of Default” above with respect to a series of debt securities (“covenant defeasance”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under “— Events of Default” above. If the Issuer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the debt securities of the defeased series and any security that may have been granted with respect to such debt securities will be released.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service (“IRS”) or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if the Issuer exercises its covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. The Issuer would remain liable for such payments, however.

In addition, the Issuer may discharge all its obligations under the Indenture with respect to debt securities of any series, other than its obligation to register the transfer of and exchange notes of that series, provided that it either:

•	delivers all outstanding debt securities of that series to the Trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point the Issuer has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Subordination

Debt securities of a series may be subordinated to our Senior Indebtedness, which we define generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, that are not expressly subordinate or junior in right of payment to any other indebtedness of the Issuer. Subordinated debt securities and the Guarantor’s guarantee thereof will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all indebtedness of the Issuer and Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of the Issuer will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment of distribution of our assets of the Issuer to its creditors;

•	upon a total or partial liquidation or dissolution of the Issuer; or

•	in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If the Issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the Issuer may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”; and

•	any specified issue of Senior Indebtedness of at least $100 million.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Form and Denomination

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued as Registered Securities in denominations of $1,000 and any integral multiple thereof.

Book-Entry System

Unless otherwise indicated in a prospectus supplement, we will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. Unless otherwise indicated in a prospectus supplement, the global securities will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

Neither we nor the Trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Limitations on Issuance of Bearer Securities

The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities (which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.

In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

Bearer Securities will bear a legend to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

For this purpose, “United States” includes the United States of America and its possessions, and “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary for the Euroclear System as operated by Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”, formerly Cedelbank), for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a “Certificate of Non-U.S. Beneficial Ownership,” which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States.

If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

No Recourse Against General Partner

The Issuer’s general partner, the Guarantor’s general partner and their respective directors, officers, employees and members, as such, shall have no liability for any obligations of the Issuer or the Guarantor under the debt securities, the Indenture or the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate the conflict or resign as Trustee.

The holders of a majority in principal amount of all outstanding debt securities (or if more than one series of debt securities under the Indenture is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the debt securities or all such series so affected.

If an Event of Default occurs and is not cured under the Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the debt securities. Wells Fargo Bank, National Association is a lender under the Issuer’s credit facilities.

Governing Law

The Indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. We also have issued and outstanding Class B units, which are entitled to the rights and privileges as noted below. The Class B units are held by a privately held affiliate of Enterprise Products Company, a Texas corporation formerly named EPCO, Inc. (“EPCO”). The Class B units generally have the same rights and privileges as our common units, except that they are not entitled to regular quarterly cash distributions for the first sixteen quarters following October 26, 2009, which was the closing date of our merger with TEPPCO Partners, L.P. (“TEPPCO”). The Class B units will automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing of the TEPPCO merger. For a description of the relative rights and preferences of unitholders in and to cash distributions, please read “Cash Distribution Policy” elsewhere in this prospectus.

Our outstanding common units are listed on the NYSE under the symbol “EPD.” Any additional common units we issue will also be listed on the NYSE.

The transfer agent and registrar for our common units is BNY Mellon Shareowner Services.

Meetings/Voting

Each holder of common units and Class B units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders. Holders of the Class B units are entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of a majority of the Class B units is required to approve any matter for which the Class B unitholders are entitled to vote as a separate class.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.

Each purchaser of our common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate or other evidence of the issuance of uncertificated units. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with United States generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.

Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner’s ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General.  Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record (excluding holders of our Class B units as set forth in our partnership agreement and subject to terms applicable under a distribution waiver agreement with one of our common unitholders) on the applicable record date.

Definition of Available Cash.  Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and for our future credit needs) subsequent to such quarter;

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or to which we are bound or our assets are subject; or

•	provide funds for distributions to unitholders in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter or certain interim capital transactions after the end of such quarter designated by our general partner as operating surplus in accordance with the partnership agreement. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders in accordance with their respective capital account balances as so adjusted.

Manner of Adjustments for Gain.  The manner of the adjustment is set forth in the partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

•	first, to the unitholders having negative balances in their capital accounts to the extent of and in proportion to such negative balances; and

•	second, to the unitholders, pro rata.

Manner of Adjustments for Losses.  Upon our liquidation, any net loss will generally be allocated to the unitholders as follows:

•	first, to the unitholders in proportion to the positive balances in their respective capital accounts, until the capital accounts of the unitholders have been reduced to zero; and

•	second, to the unitholders, pro rata.

Adjustments to Capital Accounts.  In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement has been filed with the Commission. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distribution Policy”;

•	rights of holders of common units are described under “Description of Our Common Units.”

In addition, allocations of taxable income and other matters are described under “Material Tax Consequences.”

Purpose

Our purpose under our partnership agreement is to serve as a member of Enterprise Products Operating LLC (“EPO”), our primary operating subsidiary, and to engage in any business activities that may be engaged in by EPO or that are approved by our general partner. The limited liability company agreement of EPO provides that it may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Voting Rights

Unitholders will not have voting rights except with respect to the following matters, for which our partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

•	the merger of our partnership or a sale, exchange or other disposition of all or substantially all of our assets;

•	the removal of our general partner (requires 60% of the outstanding units, including units held by our general partner and its affiliates);

•	the election of a successor general partner;

•	the dissolution of our partnership or the reconstitution of our partnership upon dissolution;

•	approval of certain actions of our general partner (including the transfer by the general partner of its general partner interest under certain circumstances); and

•	certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

Under the partnership agreement, our general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.

Class B Units.  Holders of Class B units are entitled to vote together with the our common unitholders as a single class on all matters that our common unitholders are entitled to vote on. Holders of the Class B units are entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of the holders of a majority of the Class B units is required to approve any matter for which the Class B unitholders are entitled to vote as a separate class.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Our partnership agreement authorizes a series of Enterprise limited partner interests called our Class B units. The Class B units will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the TEPPCO merger (which occurred on October 26, 2009). The Class B units will convert automatically into the same number of our common units on the date immediately following the payment date of the sixteenth quarterly distribution following October 26, 2009, and holders of such converted units will thereafter be entitled to receive distributions of available cash.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees to reflect:

•	a change in our names, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which our limited partners have limited liability under the laws of any state or to ensure that neither we, EPO, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect our limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of our limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which our limited partner interests are or will be listed for trading;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than EPO, in connection with our conduct of activities permitted by our partnership agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendments substantially similar to the foregoing.

Any amendment to our partnership agreement that would have the effect of reducing the voting percentage required to take any action must be approved by the written consent or the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.

No amendment to our partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such shall have occurred as a result of an amendment approved by not less than a majority of the outstanding partnership interests of the class affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change the provision of our partnership agreement that provides for our dissolution (A) at the expiration of its term or (B) upon the election to dissolve us by the general partner that is approved by the holders of a majority of our outstanding common units and by “special approval” (as such term is defined under our partnership agreement), or (iv) change the term of us or, except as set forth in the provision described in clause (iii)(B) of this paragraph, give any person the right to dissolve us.

Except for certain amendments in connection with the merger or consolidation of us and except for those amendments that may be effected by the general partner without the consent of limited partners as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class so affected.

Except for those amendments that may be effected by the general partner without the consent of limited partners as described above or certain provisions in connection with our merger or consolidation, no amendment shall become effective without the approval of the holders of at least 90% of the outstanding units unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Except for those amendments that may be effected by the general partner without the consent of limited partners as described above, the foregoing provisions described above relating to the amendment of our partnership agreement may only be amended with the approval of the holders of at least 90% of the outstanding units.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits the general partner, without the prior approval of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets us or EPO in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination). The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of us or EPO without the approval of a Unit Majority (as defined in the our partnership agreement). Our partnership agreement generally prohibits the general partner from causing us to merge or consolidate with another entity without the approval of a majority of the members of our Audit and Conflicts Committee, at least one of which majority meets certain independence requirements (such approval constituting “special approval” under our partnership agreement).

If certain conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity.

Reimbursements of Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates.

Transfer of the General Partner Interest

While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in the general partner without the approval of the unitholders.

Dissolution and Liquidation

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the expiration of the term of our partnership agreement on December 31, 2088;

(2) the withdrawal, removal, bankruptcy or dissolution of the general partner unless a successor is elected and an opinion of counsel is received that such withdrawal (following the selection of a successor general partner) would not result in the loss of the limited liability of any limited partner or of any member of EPO or cause us or EPO to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such) and such successor is admitted to the partnership as required by our partnership agreement;

(3) an election to dissolve us by the general partner that receives “special approval” (as defined in our partnership agreement) and is approved by a majority of the holders of our common units;

(4) the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act; or

(5) the sale of all or substantially all of the assets and properties of us, EPO and their subsidiaries.

Upon (a) our dissolution following the withdrawal or removal of the general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon the bankruptcy or dissolution of the general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a majority of the holders of our common units may elect to reconstitute us and continue our business on the same terms and conditions set forth in the our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as the successor general partner a person approved by the holders of a majority of the holders of our common units. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Limited Call Right

If at any time our general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

As of November 23, 2010 our general partner and its affiliates (excluding directors and officers except Randa Duncan Williams) owned the non-economic general partner interest in us and 307,587,486 common units and 4,520,431 Class B units, representing an aggregate 37.5% of our issued and outstanding units representing limited partner interests. Our Class B units are entitled to vote together with our common units as a single class on partnership matters and generally have the same rights and privileges as our common units, except that they are not entitled to regular quarterly cash distributions for the first sixteen quarters following October 26, 2009, which was the closing date of the TEPPCO merger. The Class B units will automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the TEPPCO merger.

Indemnification

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Our partnership agreement provides that we will indemnify (i) the general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of the general partner or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner or (v) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of any such person, any affiliate of the general partner or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the our assets, and the general partner shall not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable it to effectuate, such indemnification. We are authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such person against such liabilities under the provisions described above.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Andrews Kurth LLP, special counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Enterprise Products Partners L.P. and Enterprise Products Operating LLC.

The following discussion does not address all federal, state and local tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units.”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource, including our allocable share of such income from Duncan Energy Partners and Energy Transfer Equity (the “MLP Entities”). Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of Enterprise Products Operating LLC as partnerships for federal income tax purposes. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and Enterprise Products Operating LLC will be classified as partnerships for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we, Enterprise Products Operating LLC nor the MLP Entities has elected or will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if any MLP Entity were taxable as a corporation in any taxable year, our share of such entity’s items of income, gain, loss and deduction would not be passed through to us and such entity would pay tax on its income at corporate rates. If an MLP Entity or we were taxable as a corporation, losses recognized by the MLP Entity would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by the MLP Entity to us) would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units (or our tax basis in the MLP Entities), or taxable capital gain, after the unitholder’s tax basis in his common units (or our tax basis in the MLP Entities) is reduced to zero. Accordingly, taxation of either us or any MLP Entity as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Enterprise Products Partners L.P. will be treated as partners of Enterprise Products Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Enterprise Products Partners L.P. for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding units in Enterprise Products Partners L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enterprise Products Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751

Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and gains and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses and deductions, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share of our nonrecourse liabilities generally based on the Book-Tax Disparity (as described in “— Allocation of Income, Gain, Loss and Deduction”) attributable to the unitholder, to the extent of such amount, and thereafter, the unitholder’s share of our profits. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts other than those protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us, or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in Duncan Energy Partners or Energy Transfer Equity, as applicable, will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in Duncan Energy Partners or Energy Transfer Equity, as applicable, and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Further, a unitholder’s share of our net income may be offset by any suspended passive losses from his investment in us, but may not be offset by his current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as the MLP Entities and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from a unitholder’s investment in the MLP Entities, as applicable. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and each MLP Entity in a fully taxable transaction with an unrelated party.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of our assets at the time we issue units in an offering, or (ii) any difference between the tax basis and fair market value of any property contributed to us at the time of such contribution, together referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in the discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all partners to account for the difference, at the time of the future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) to eliminate the Book-Tax Disparity will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  Under current law, the highest marginal United States federal income tax rate applicable to ordinary income of individuals is 35% and the maximum United States federal income tax rate for net capital gains of an individual is 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

Recently enacted legislation will impose a 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case).

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets or the tangible assets owned by the MLP Entities to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.  We use the tax basis of our and the MLP Entities’ assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time we issue units in an offering will be borne by partners holding interests in us immediately prior to an offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or the MLP Entities dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we or the MLP Entities own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not be able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and the MLP Entities’ assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we or the MLP Entities own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notification, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted relief from the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the fiscal year notwithstanding that two partnership tax years result from the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling published by the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter.  We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-Related Penalties.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in a substantial number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. We may also own property or do business in other states in the future. Although you may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, any amounts required to be withheld are not contemplated to be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN ENTERPRISE PRODUCTS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.

We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.

Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the Securities Act.

When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-14323). You may read and copy any material we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002. We maintain an Internet Website at www.epplp.com. On the Investor Relations page of that site, we provide access to our Commission filings free of charge as soon as reasonably practicable after filing with the Commission. The information on our Internet Website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings it makes with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Current Reports on Form 8-K filed with the Commission on January 4, 2010, January 8, 2010, February 26, 2010, March 8, 2010, March 29, 2010, April 1, 2010, April 15, 2010, May 17, 2010, May 20, 2010, May 21, 2010, June 3, 2010, August 23, 2010, September 7, 2010, September 28, 2010, October 1, 2010, October 14, 2010, November 9, 2010 and November 23, 2010 (as amended by Amendment No. 1 filed with the Commission on November 23, 2010); and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on November 23, 2010, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we have incorporated herein by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “believe,” “may,” “potential,” “should,” “will,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus or any prospectus supplement (including our Form 8-K filed on November 23, 2010, and our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed after our most recent Annual Report on Form 10-K).

LEGAL MATTERS

Andrews Kurth LLP, our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax consequences regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries as of December 31, 2009, incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on March 8, 2010, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries, except Energy Transfer Equity, L.P., an investment of Enterprise GP Holdings L.P. which is accounted for by the use of the equity method, incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on November 23, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements, refers to the report of the other auditors as it relates to an equity method investment in Energy Transfer Equity, L.P., and includes an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions). The consolidated financial statements of Energy Transfer Equity, L.P. have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which report is incorporated herein by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on November 23, 2010. Such consolidated financial statements are incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, and as it relates to the Company’s investment in Energy Transfer Equity, L.P., the report of Grant Thornton LLP, in each case, given upon their authority as experts in accounting and auditing.

10,500,000 Common Units

Enterprise Products Partners L.P.

Prospectus Supplement
          , 2010

Joint Book-Running Managers

Morgan Stanley
Barclays Capital
BofA Merrill Lynch
Citi
J.P. Morgan
Wells Fargo Securities

Co-Managers